Exhibit (d)(4)(i)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Advisory Fee
(as a percentage of average daily
Assets allocated to the Sub-Adviser)

Voya Target In-Retirement Fund	0.0810% on all assets

Voya Target Retirement 2030 Fund	0.0810% on all assets

Voya Target Retirement 2035 Fund	0.0810% on all assets

Voya Target Retirement 2040 Fund	0.0810% on all assets

Voya Target Retirement 2045 Fund	0.0810% on all assets

Voya Target Retirement 2050 Fund	0.0810% on all assets

Voya Target Retirement 2055 Fund	0.0810% on all assets

Voya Target Retirement 2060 Fund	0.0810% on all assets

Voya Target Retirement 2065 Fund	0.0810% on all assets

Voya Target Retirement 2070 Fund	0.0810% on all assets